Exhibit 4.41

Letter of Undertaking

Date：2008-10-13

To:  Anjian Xingye Technologies（Beijing）Co., Ltd. (“Anjian Xingye”)

Dear Sir/Madam:

Whereas:
1.
Pursuant to the Power of Attorney dated on January 28, 2006 and signed by shareholders of Beijing Xinrui Network Technologies Co., Ltd. (“Beijing Xinrui”), I was authorized to exercise all voting powers of the shareholder of Beijing Xinrui.

2.
Shareholders of Beijing Xinrui have revoked aforesaid Power of Attorney according to the board resolution of Anjian Xingye which revocation became effective on October 13, 2008. To avoid confusion, documents listed below became ineffective on October 13, 2008:

a)         the Power of Attorney signed by Guijun Wang on January 28, 2006;
b)         the Power of Attorney signed by Jingye Sun on January 28, 2006.

I hereby undertake that I shall not exercise any authority of aforesaid ineffective documents henceforth, including but not limited to exercising voting powers as the shareholder of Beijing Xinrui, and/or acting as the authorized representative to nominate and elect senior management officers such as directors, general manager at shareholders’ meetings of Beijing Xinrui.

Yours Faithfully,

/s/ Yunfan Zhou            (Signature)
Yunfan Zhou

Consented by Shareholders of Beijing Xinrui:

Yang Li:   /s/ Yang Li

Guijun Wang:   /s/ Guijun Wang